Exhibit 99.1


                                                         Press Release
                                                         For Immediate Release




                             LYNCH CORPORATION NAMES
                          RALPH R. PAPITTO AS CHAIRMAN
                           AND CHIEF EXECUTIVE OFFICER


     Rye, New York, August 17, 2001 - Lynch Corporation (ASE: LGL) announced today that Ralph R. Papitto, a long-standing director of the Company, has been named the Chairman and Chief Executive Officer of Lynch. Mario J. Gabelli, who was Chairman and Chief Executive Officer of Lynch since 1985, will stay on as Vice Chairman. In connection with the appointment, the Board granted (subject to shareholder approval) Mr. Papitto an option to purchase 374,471 shares of the Company's common stock at an exercise price of $30 per share.

     Mr. Papitto brings with him 30 years of experience in the industry. He was Chairman and Chief Executive Officer of AFC Cable Systems, Inc., a manufacturer and supplier of electrical distribution products for six years and before that he founded Nortek, Inc., a $2 billion manufacturer of home builders products.

     Mr. Gabelli commented that, "There are numerous opportunities in the industrial world and the selection of Ralph Papitto as Chairman and CEO will be a catalyst to accelerate Lynch's ability to capitalize on these opportunities."

     Lynch Corporation, through its operating subsidiaries, is a diversified manufacturing company that actively seeks acquisitions, principally in existing business areas. Lynch Corporation is listed on the American Stock Exchange under the symbol LGL. The Company's World Wide Web address is: http://www.lynchcorp.com.


Contact: Ralph R. Papitto
                  Chairman
                  (401) 453-2000

Release: 01-06